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                                EXHIBIT 10(y)

 RESOLVED, that a cash bonus pool be established for the Company's four senior officers for Fiscal 1996 calculated in the aggregate as follows:

             1% of pre-tax earnings up to $1,032,000;
             5% of pre-tax earnings between $1,032,001 and $2,064,000;
            10% of pre-tax earnings between $2,064,001 and $3,095,000; 25% of pre-tax earnings over $3,095,000.

 FURTHER RESOLVED, that the cash bonus pool be allocated and paid 40% to Mr. Barnum and 20% to each of Mr. Emerson, Mr. Niegsch, and Ms. Brennan.

 FURTHER RESOLVED, that the cash bonus pool be paid quarterly based on estimates and adjusted for the annual amount at the fiscal year-end;

 FURTHER RESOLVED, that the Company's officers attempt through estimates of annual earnings to spread the quarterly bonus evenly throughout the four quarters; and

 FURTHER RESOLVED, that the cash bonus pool be capped at a total of $563,750, which is 125% of the aggregate base salaries of $451,000.